                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549


                                F O R M  8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                               Date of Report
                                July 2, 1996
                                ------------


                           Solo Serve Corporation
                           ----------------------
           (Exact name of registrant as specified in its charter)


                                  Delaware
                                  --------
               (State or other jurisdiction of incorporation)




0-19994                                                             74-2048057
- -------                                                             ------------
(Commission File Number)                 (I.R.S. Employer Identification Number)



1610 Cornerway Blvd.
San Antonio, Texas                                                         78219
- --------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)



              Registrant's telephone number, including area code:
                                 (210) 662-6262
                                 --------------

                               Page 1 of 34 Pages
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ITEM 5.  OTHER EVENTS.

     On June 20, 1995, the Company entered into a Loan and Security Agreement with Congress Financial Corporation (Southwest) ("Congress") pursuant to which Congress agreed to provide a revolving credit facility and letter of credit accommodations in an amount up to the borrowing base as calculated pursuant to the loan agreement, which may not exceed $15,000,000 (the "Credit Facility"). The Credit Facility is secured by a first lien on substantially all of the assets of the Company, including inventory and accounts receivable. The availability of loans under the Credit Facility is determined by an advance rate formula.

     In order to increase loan availability under the Credit Facility, General Atlantic Corporation ("General Atlantic"), the Company's principal stockholder, has furnished to Congress a letter of credit in the amount of $1,500,000 (the "GAC L/C") to serve as additional collateral for the Credit Facility. As consideration for General Atlantic's agreement to provide the GAC L/C, the Company agreed to (a) pay General Atlantic the sum of $100 per year, (b) reimburse General Atlantic for the amount, if any, which it is required to reimburse to any issuing or confirming bank which honors any drafts under the GAC L/C, (c) pay General Atlantic interest on any amounts drawn under the GAC L/C at Chemical Bank's prime rate plus one percent (1%), and (d) grant General Atlantic a second lien security interest (behind Congress) on substantially all of the assets of the Company.

     In part as a result of General Atlantic's agreement to provide the GAC L/C, the Company and Congress entered into Amendment No. 3 to the Credit Facility dated as of June 26, 1996 ("Amendment No. 3"). Amendment No. 3 increased the amount available to the Company under the Credit Facility by increasing the advance rate under the Credit Facility to sixty percent (60%) of the value of eligible inventory for any date of determination occurring from July 1 through December 10 and fifty-five percent (55%) of the value of eligible inventory for any other date of determination, compared to previous allowances of fifty-two percent (52%) of the value of eligible inventory for any date of determination occurring from September 1 through December 10 and forty-two percent (42%) for any other date of determination.

     Amendment No. 3 also amended certain financial covenants in the Credit Facility to reduce the Company's adjusted net worth requirement from $7,500,000 for the remainder of Fiscal 1996 to $4,250,000 for the remaining term of the Credit Facility, and increased the termination fee during the last year of the Credit Facility from $75,000 to $150,000. Amendment No. 3 does not affect existing covenants under the Credit Facility that require the Company to maintain minimum working capital of $7.2 million and a $2.5 million limitation on capital expenditures, net of insurance or other proceeds resulting from the disposal or sale of fixed assets, for the remainder of Fiscal 1996.


                               Page 2 of 34 Pages
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     Under the Credit Facility, Congress may establish and revise availability reserves in its sole discretion to cover risks or events it perceives may affect its security under the Credit Facility or the business or prospects of the Company. As a result of the formula by which the borrowing base is calculated, an increase in availability reserves restricts the Company's access to borrowings under the Credit Facility. As of the date of this report, the availability reserve under the Credit Facility was approximately $600,000.

     Although no assurances can be provided, the Company believes that the additional borrowings available as a result of Amendment No. 3 will assist the Company in responding to vendor and factor concerns regarding its creditworthiness. The Company continues to evaluate other measures designed to improve operating results, some of which may also enhance liquidity. However, the Company has continued to experience operating losses and no assurance can be given that the Company will be successful in its efforts to improve sales and operations and reverse recent operating trends.



                               Page 3 of 34 Pages
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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits.  The following exhibits are filed as part of this report:

      Number  Document
      ------  --------

       10.1 Amendment No. 3 to Loan and Security Agreement by and between Solo Serve Corporation and Congress Financial Corporation (Southwest) dated as of June 26, 1996.

       10.2 Letter of Credit and Security Agreement between Solo Serve Corporation and General Atlantic Corporation dated as of June 26, 1996.

       10.3 Intercreditor and Subordination Agreement between Congress Financial Corporation (Southwest) and General Atlantic Corporation dated as of June 26, 1996, as acknowledged and agreed to by Solo Serve Corporation.


                               Page 4 of 34 Pages
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                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        SOLO SERVE CORPORATION



                                        By: /s/ David P. Dash
                                           ------------------------------
                                            David P. Dash, President

Dated:  July 2, 1996



                               Page 5 of 34 Pages
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                                 EXHIBIT INDEX



Exhibit                                                                Sequentially
  No.         Description                                              Numbered Page
- -------       -----------                                              -------------
10.1  Amendment No. 3 to Loan and Security Agreement by and between Solo      7
      Serve Corporation and Congress Financial Corporation (Southwest)
      dated as of June 26, 1996.
10.2  Letter of Credit and Security Agreement between Solo Serve             15
      Corporation and General Atlantic Corporation dated as of June 26,
      1996.
10.3  Intercreditor and Subordination Agreement between Congress Financial   21
      Corporation (Southwest) and General Atlantic Corporation dated as of
      June 26, 1996, as acknowledged and agreed to by Solo Serve
      Corporation.



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